Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports First Quarter 2018 Results

Excellent Execution Characterized By Free Cash Flow

Generation and Profitable Growth

First Quarter 2018 Highlights:

•	Reported net income attributable to Ryerson Holding Corporation of $10.4 million, or $0.28 per diluted share. Generated Adjusted EBITDA, excluding LIFO of $62.2 million, compared to $40.6 million in the fourth quarter of 2017 and $54.3 million in the first quarter of 2017.

•	Grew revenues by 15.6 percent compared to the first quarter of 2017 with average selling prices per ton 9.2 percent higher and tons sold 5.8 percent higher. The Company gained market share as Ryerson North American tons sold increased by 5.6 percent compared to North American industry volume growth of 2.6 percent according to the Metals Service Center Institute (MSCI).

•	Achieved gross margin of 17.5 percent. Increased gross margin, excluding LIFO by 110 basis points to 18.9 percent compared to the fourth quarter of 2017.

•	Realized expense leverage with warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declining to 13.8 percent compared to 15.0 percent in the fourth quarter of 2017 and 14.6 percent in the first quarter of 2017.

CHICAGO – May 2, 2018 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2018.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “Thank you to our customers and to my Ryerson teammates as the Company executed exceptionally well in the first quarter, exceeding industry volume growth paired with sequential margin expansion and further expense leverage improvement all combining to generate higher Adjusted EBITDA, excluding LIFO, compared to both the fourth quarter of 2017 and first quarter of 2017. In addition to these key earnings improvements, Ryerson remains atop our industry in inventory management, reducing days of supply to a multi-year low of 68 from 69 in the first quarter of 2017, while maintaining high service levels in providing an expanding array of value-added solutions to our customers.”

First Quarter 2018 Financial Results

Revenues were $941.3 million for the first quarter of 2018, up 16.1 percent compared to the fourth quarter of 2017 due to 11.9 percent higher volume, exceeding Ryerson’s average seasonal improvement of 8 percent, and a 3.8 percent increase in average selling price per ton. Compared to the year-ago period, revenues increased 15.6 percent driven by an increase in average selling price per ton of 9.2 percent and higher volume of 5.8 percent.

Gross margin improved to 17.5 percent for the first quarter of 2018, compared to 16.8 percent in the fourth quarter of 2017, but was lower than first quarter 2017 gross margin of 19.7 percent. Included in cost of materials sold was LIFO expense of $13.3 million for the first quarter of 2018 and $8.1 million for the fourth quarter of 2017, compared to net LIFO income of $0.7 million in the year-ago period. Gross margin, excluding LIFO was 18.9 percent for the first quarter of 2018, compared to 17.8 percent in the fourth quarter of 2017, and 19.6 percent in the first quarter of 2017. Erich Schnaufer, Ryerson’s Chief Financial Officer, said, “Ryerson was able to expand our gross margins, excluding LIFO by 110 basis points sequentially as we executed on improving pricing and demand conditions, contributing to stronger quarterly earnings.” A reconciliation of gross margin to gross margin, excluding LIFO is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $11.1 million, or 9.3 percent, for the first quarter of 2018 compared to the year-ago period, driven by increased shipments during the quarter. Ryerson demonstrated expense leverage as warehousing, delivery, selling, general, and administrative expenses declined to 13.8 percent of sales in the first quarter of 2018 compared to 15.0 percent in the fourth quarter of 2017, and 14.6 percent in the first quarter of 2017.

Net income attributable to Ryerson Holding Corporation was $10.4 million, or $0.28 per diluted share, for the first quarter of 2018 compared to net income of $14.8 million, or $0.40 per diluted share, in the first quarter of 2017. Adjusted EBITDA, excluding LIFO, was $62.2 million in the first quarter of 2018, compared to $54.3 million in the year-ago period. A reconciliation of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation is included below in this news release.

First Quarter 2018 Balance Sheet, Cash Flow, and Liquidity

Ryerson improved from a book equity deficit of $7.4 million as of December 31, 2017 to positive book equity of $5.2 million in the first quarter of 2018, a noteworthy event for the organization as we continue marking our progress while continuing to solidify our balance sheet and deleverage the business. In the first quarter of 2018, Ryerson’s inventory balance improved by one day to a multi-year low of 68 days of supply compared to the year-ago period. Ryerson maintained ample liquidity in the first quarter of 2018. As of March 31, 2018, borrowings were $366 million on our primary revolving credit facility with additional availability of $323 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $381 million as of March 31, 2018 compared to $338 million as of December 31, 2017.

Ryerson generated $32 million of cash from operating activities in the first quarter of 2018, driven by stronger earnings with net operating assets and liabilities relatively unchanged from the fourth quarter of 2017. Ryerson had a use of cash of $33 million from operating activities in the first quarter of 2017.

Fanello Industries Acquisition

In April 2018, Ryerson acquired Fanello Industries, a privately-owned metal processor and service company located in Lavonia, Georgia. Fanello Industries supplies blanking, stamping, laser cutting, bending, and machining metal solutions to a diverse group of industries in the Southeastern United States, with annual revenue of approximately $20 million. The Fanello Industries acquisition increases Ryerson’s breadth of value-added services to leverage across its intelligent service center network for the benefit of current and future customers.

Second Quarter 2018 Commentary

Ryerson continues to see improved demand and pricing conditions in the second quarter of 2018. U.S. industrial production, as measured by the Federal Reserve, increased to a five-year high of 4.4 percent in February 2018 and remained elevated at 4.3 percent in March. Further, U.S. steel capacity utilization reached a 40 month high of 77.4 percent in March 2018, as domestic producers supplied a greater percentage of U.S. steel demand. Trade policy actions muted imported tons in the first quarter of 2018, as evidenced by a nine percent reduction in metal imports compared to the first quarter of 2017. Ryerson’s strong relationships with domestic mills support supply continuity for our customers as we move through the impacts of trade policy implementation and adaptation in the second quarter of 2018. From a pricing perspective, industrial metal commodity prices continued to increase in April from March for CRU hot-rolled carbon steel, Midwest aluminum, and the stainless 304 surcharge, signaling higher average selling prices for Ryerson as the second quarter of 2018 unfolds.

First Quarter 2018 Business Metrics

	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	526	470	497	11.9%	5.8%
Average selling price/ton	$1,790	$1,725	$1,639	3.8%	9.2%
Average cost/ton	1,477	1,435	1,316	2.9%	12.2%
Average cost/ton, excluding LIFO	1,452	1,418	1,317	2.4%	10.3%

First Quarter 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	394	355	374	11.0%	5.3%	2.9%	8.5%
Aluminum	56	49	50	14.3%	12.0%	4.4%	10.7%
Stainless steel	74	65	71	13.8%	4.2%	2.8%	7.1%

	Net Sales (Dollars in millions)
	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$465	$407	$407	14.3%	14.3%
Aluminum	222	186	179	19.4%	24.0%
Stainless steel	240	205	215	17.1%	11.6%

Earnings Call Information

Ryerson will host a conference call to discuss its first quarter 2018 results Thursday, May 3, 2018 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 3988376. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,700 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter 2017
	2018	2017
NET SALES	$941.3	$814.5	$810.6
Cost of materials sold	776.4	653.9	674.1

Gross profit	164.9	160.6	136.5
Warehousing, delivery, selling, general, and administrative (1)	130.5	119.4	121.7

OPERATING PROFIT	34.4	41.2	14.8
Other income and (expense), net (1)	3.6	2.4	2.1
Interest and other expense on debt	(23.3)	(21.8)	(23.2)

INCOME (LOSS) BEFORE INCOME TAXES	14.7	21.8	(6.3)
Provision (benefit) for income taxes	4.1	6.8	(6.6)

NET INCOME	10.6	15.0	0.3
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.3

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$10.4	$14.8	$—

EARNINGS PER SHARE
Basic and diluted	$0.28	$0.40	$—

Shares outstanding - basic	37.2	37.1	37.2
Shares outstanding - diluted	37.5	37.3	37.2
Supplemental Data :
Tons shipped (000)	526	497	470
Shipping days	64	64	60
Average selling price/ton	$1,790	$1,639	$1,725
Gross profit/ton	313	323	290
Operating profit/ton	65	83	31
LIFO expense (income), net per ton	25	(1)	17
LIFO expense (income), net	$13.3	$(0.7)	$8.1
Depreciation and amortization expense	11.5	10.7	13.0
Cash flow from operating activities	31.7	(32.7)	90.8
Capital expenditures	(7.6)	(4.0)	(9.3)

(1)	As a result of adopting Accounting Standards Update 2017-07, “Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost,” we have reclassified a $2.1 million benefit in the first quarter of 2017 and a $2.4 million benefit in the fourth quarter of 2017 from Warehousing, delivery, selling, general, and administrative expense to Other income and (expense), net.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation.

See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	March 31, 2018	December 31, 2017
Assets	(unaudited )

Current assets:
Cash and cash equivalents	$67.7	$77.4
Restricted cash	1.1	1.1
Receivable, less provision for allowances, claims and doubtful accounts of $2.0 in 2018 and $4.9 in 2017	473.6	376.3
Inventories	669.5	616.5
Prepaid expenses and other current assets	37.5	32.6

Total current assets	1,249.4	1,103.9

Property, plant and equipment, at cost	752.9	742.7
Less: accumulated depreciation	330.5	319.8

Property, plant and equipment, net	422.4	422.9

Deferred income taxes	13.7	17.9
Other intangible assets	45.3	46.9
Goodwill	115.3	115.3
Deferred charges and other assets	6.0	5.0

Total assets	$1,852.1	$1,711.9

Liabilities
Current liabilities:
Accounts payable	$402.5	$275.0
Salaries, wages and commissions	37.2	40.3
Other accrued liabilities	84.6	58.4
Short-term debt	30.3	21.3
Current portion of deferred employee benefits	7.7	7.7

Total current liabilities	562.3	402.7

Long-term debt	1,004.2	1,024.4
Deferred employee benefits	233.0	243.5
Other noncurrent liabilities	47.4	48.7

Total liabilities	1,846.9	1,719.3

Commitments and contingencies

Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2018 and 2017	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,421,081 shares issued at 2018 and 2017	0.4	0.4
Capital in excess of par value	378.3	377.6
Accumulated deficit	(81.4)	(95.1)
Treasury stock, at cost - Common stock of 212,500 shares in 2018 and 2017	(6.6)	(6.6)
Accumulated other comprehensive loss	(288.3)	(286.3)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	2.4	(10.0)

Noncontrolling interest	2.8	2.6

Total Equity (Deficit)	5.2	(7.4)

Total Liabilities and Stockholders’ Equity	$1,852.1	$1,711.9

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross margin to Gross margin excluding LIFO

(Dollars in millions)

	First Quarter		Fourth Quarter 2017
	2018	2017
Net income attributable to Ryerson Holding Corporation	$10.4	$14.8	$—
Interest and other expense on debt	23.3	21.8	23.2
Provision (benefit) for income taxes	4.1	6.8	(6.6)
Depreciation and amortization expense	11.5	10.7	13.0

EBITDA	$49.3	$54.1	$29.6
Reorganization	0.7	0.5	1.3
Foreign currency transaction (gains) losses	(2.0)	(0.3)	0.2
Purchase consideration and other transaction costs	1.5	0.7	1.3
Other adjustments	(0.6)	—	0.1

Adjusted EBITDA	$48.9	$55.0	$32.5

Adjusted EBITDA	$48.9	$55.0	$32.5
LIFO expense (income), net	13.3	(0.7)	8.1

Adjusted EBITDA, excluding LIFO expense (income), net	$62.2	$54.3	$40.6

Net sales	$941.3	$814.5	$810.6

Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	6.6%	6.7%	5.0%

Gross profit	$164.9	$160.6	$136.5

Gross margin	17.5%	19.7%	16.8%

Gross profit	$164.9	$160.6	$136.5
LIFO expense (income), net	13.3	(0.7)	8.1

Gross profit, excluding LIFO expense (income), net	$178.2	$159.9	$144.6

Gross margin, excluding LIFO expense (income), net	18.9%	19.6%	17.8%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Benefit from Income Tax Reform

(Dollars and Shares in Millions, Except Per Share Data)

			Fourth Quarter 2017
	First Quarter
	2018	2017
Net income attributable to Ryerson Holding Corporation	$10.4	$14.8	$—

Benefit from income tax reform	—	—	(3.4)

Net income (loss) attributable to Ryerson Holding Corporation, excluding benefit from income tax reform	$10.4	$14.8	$(3.4)

Earnings (loss) per share, excluding benefit from income tax reform	$0.28	$0.40	$(0.09)

Shares outstanding - basic	37.2	37.1	37.2
Shares outstanding - diluted	37.5	37.3	37.2

Note:	Net income (loss) and Earnings (loss) per share excluding benefit from income tax reform is presented to provide a means of comparison with periods that do not include benefit from income tax reform.